Exhibit 99.1

For Immediate Release

IDEANOMICS CLOSES ON PURCHASE OF UNIVERSITY OF CONNECTICUT’S FORMER WEST HARTFORD CAMPUS

Ideanomics to convert former UCONN campus into Fintech Village: the company’s global headquarters for technology and innovation

•	A planned $283 million-plus investment will focus on being an ultra high-speed computing facility and laboratory for developing new and leading edge fintech solutions utilizing artificial intelligence, deep learning, IoT, and blockchain.
•	Fintech Village will stimulate the highest innovation by boasting the finest in urban design, sustainable and green technologies, and community connectivity factors.
•	Fintech Village will create 330 jobs and generate significant tax revenue for West Hartford.

WEST HARTFORD, CT – Wednesday, October 10, 2018/PRNewswire/ Ideanomics (formerly: Seven Stars Cloud Group, Inc.) (NASDAQ:SSC) ("Ideanomics" or the "Company"), a leading global fintech and asset digitization services company which is establishing its global innovation center in West Hartford, is pleased to announce it has closed on its purchase of the 58-acre former University of Connecticut campus in West Hartford from the State of Connecticut. Ideanomics plans to transform the property into a world-renowned technology campus named Fintech Village. The planned $283 million-plus investment will focus on being an ultra high-speed computing facility and laboratory for developing new and leading edge Fintech solutions utilizing artificial intelligence, deep learning, IoT, and blockchain.

“We intend to expand upon the original campus’ dedication to excellence by enhancing the efforts to educate, create the ultimate in learning and R&D environments, and by building out the campus to attract top tier academic talent, companies, entrepreneurs, and innovators from around the world. Our Fintech Village technology campus will stimulate the highest innovation by boasting the finest in urban design, sustainable and green technologies, and improvements to community connectivity factors such as trails for walking, biking, and enriched urban flow,” said Dr. Bruno Wu, co-CEO and Chairman of Ideanomics. “We are excited to be in a town that recently was named by Money Magazine as one of the 50 Best Communities in the Country, and we know that our Fintech Village will continue to enhance the image of West Hartford as a unique and vibrant community.”

Governor Dannel P. Malloy said, “The greater Hartford region is emerging as a hub for high-tech and innovation industries.  With our best-in-the-nation workforce, we are prepared to help these companies thrive and grow.  A commitment by a company like Ideanomics to establish their global headquarters for technology and innovation here in our state makes Connecticut an even more attractive place to live and work and will have an impact far beyond this one location in West Hartford.  We welcome Ideanomics to our state and wish them many years of success and growth.”

Now that the $5.2 million purchase has been formally closed with the State of Connecticut and UConn, Fintech Village will begin its plans to bring 330 new jobs to the town, and will endeavor to achieve LEED Gold certification from the U.S. Green Building Council by investing in new and environmentally efficient technologies. Ideanomics is excited to expand its partnerships with state, local and overseas universities, research institutes and large enterprises to establish a number of research hubs on the premises.

“It is fitting that the UConn West Hartford campus, which housed a renowned institution of higher education for decades, will soon become a world-class technology hub. It’s also an ideal complement to UConn’s efforts to cultivate and promote lasting jobs and economic development in our state,” said Scott Jordan, UConn’s Executive Vice President for Administration and Chief Financial Officer. “We look forward to working with Ideanomics on the transition of this property as its exciting vision for the site becomes reality.”

The company previously announced it had hired Newman Architects, an award-winning Connecticut-based architecture firm with extensive experience in West Hartford, including renovations to Hall and Conard high schools, to plan and design Fintech Village. For over 50 years, the firm has specialized in working, living and learning projects on campuses and in towns and cities nationally. Lead Architect and Newman Architects principal, A. Brooks Fischer is a well-known West Hartford resident.

Ideanomics is working closely with West Hartford on the development of Fintech Village, and will design and build the property in a way that is sensitive to the surrounding community and the environment.

About Ideanomics
Ideanomics provides Platform-as-a-Service (PaaS) solutions with strong multi-layer fintech technologies leveraging blockchain and artificial intelligence. Our technology and infrastructure uses blockchain and smart contract for security token issuance and trading, artificial intelligence to provide a system for asset rating and recommendation services, and in-house and partner service providers for digital asset securitization. Ideanomics will monetize and leverage distribution through its communities and direct sales channels, through its AI assisted lending and automated sales systems, and asset securitization with a concerted focus on regulatory compliance. Our goal is to drive capital formation and sales across our digital asset ecosystems through decentralized product origination and centralized issuance and trading.

With headquarters in New York, NY and its planned “Fintech Village” center for Technology and Innovation in West Hartford, CT, and offices in London, Hong Kong, Beijing, and Shanghai, China.

Ideanomics continues to drive growth and deal flow in its core product areas:

1) Fixed Income-based Digital Assets [Chinese National Electric Bus Financing Agreement, First Auto Loan Financing Agreement, IHT- Real Estate JV] [HooXi - MedTech]
2) Consumer Tech Digital Asset [Grapevine acquisition] [MedTech – HooXi]
3) Commodity and Energy Digital Assets [BBD Digital Capital Group] [Clean Tech HooXi]
4) TradeTech Digital Assets [Asia-Pacific Model Electronic Port Network (APMEN) JV]

5) GreenTech Assets [HooXi]

Safe Harbor Statement
This press release contains certain statements that may include "forward looking statements". All statements other than statements of historical fact included herein are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Media Contacts
Ideanomics
Email: pr@sevenstarscloud.io

IR Contacts
Federico Tovar, CFO at Ideanomics

Tony Sklar, VP of Communications at Ideanomics

Email: ir@sevenstarscloud.com

Agency of record

Dan Tapper or Gene Sheehan

Sullivan & LeShane Public Relations, Inc.

860-560-0001 (Office)